EXHIBIT 99.1


CONTACT:

Larry McAfee, CFO
J. Livingston Kosberg, Interim CEO
U.S. Physical Therapy
(713)297-7000

Roy Spradlin Resigns From U.S. Physical Therapy

Company Founder J. Livingston Kosberg to Serve as Interim CEO and Board Member Daniel Arnold to Serve as Non-Executive Chairman

Houston, Texas July 6, 2004 -- U.S. Physical Therapy, Inc. (Nasdaq National
Market: USPH) today announced that Roy Spradlin, President, Chief Executive Officer and Chairman of the Board resigned from the Company to pursue other business and personal interests. Company founder J. Livingston Kosberg has been named interim CEO and has rejoined the Board of Directors. Daniel C. Arnold, who has served on U.S. Physical Therapy's Board since 1992, has been named Chairman of the Board. The Company also announced that a CEO search committee of the Board had been established and that the committee had retained an executive recruiting firm to aid its efforts. The Company also emphasized that it was not aware of any material negative information, financial or otherwise.

Commenting,  Mr. Kosberg stated,  "All of us at U.S. Physical Therapy thank
Roy for his service. During his tenure as CEO, U.S. Physical Therapy grew from less than 60 physical therapy clinics to 244 outpatient physical and/or occupational therapy clinics. In our search for a new CEO, we shall seek an individual who is committed to the continued establishment of de novo outpatient clinics and who has the drive, leadership skills and experience to initiate diversification into related healthcare business opportunities. Chris Reading will continue as the Company's chief operating officer and Larry McAfee will continue as chief financial officer. The Company is in a strong financial position. We enjoy a cash balance in excess of $20 million, with no debt."

Mr. Kosberg, age 67, served as CEO until August 1995 and Chairman of the Board until May 2001, and remains one of the Company's largest shareholders. In establishing U.S. Physical Therapy, Mr. Kosberg pioneered the development of an original healthcare services business model of forming business partnerships with the most capable physical therapists in their respective communities.

The Company will be reporting its second quarter operating results on or about July 29.

This press release contains  forward-looking  statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should," and similar words), which involve numerous risks and uncertainties. Given these uncertainties, you should not place undue reliance on the Company's forward looking statements. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

Founded in 1990, U.S. Physical Therapy, Inc. operates 244 outpatient physical and/or occupational therapy clinics in 35 states and manages PT facilities for third parties. The Company's clinics

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provide  post-operative care for a variety of orthopedic-related  disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. In addition to owning and operating clinics, the Company manages five physical therapy facilities for third parties, including physician groups. U.S. Physical Therapy, Inc has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List. More information is available at http://www.usph.com .



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